EXHIBIT 99.1

ATMI Reports Fourth Quarter and 2010 Annual Financial Results

  4Q revenues: $96.0 million; earnings per diluted share $0.43, including $0.24 per diluted share from one-time items
  2010 revenues: $367.3 million; earnings per diluted share $1.24, including $0.31 per diluted share from one-time items

DANBURY, Conn., Feb. 2, 2011 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported financial results for the fourth quarter and year ended December 31, 2010.

Revenues were $96.0 million for the fourth quarter of 2010, 13% growth compared with $84.6 million in the fourth quarter of 2009. Earnings per diluted share were $0.43, including $0.24 per diluted share from an investment gain and net tax benefits, compared with $0.22 per diluted share in the fourth quarter of 2009.

For the year ended December 31, 2010, revenues were $367.3 million, 44% growth compared with $254.7 million in 2009. Earnings per diluted share were $1.24, including $0.31 per diluted share in investment gains and net tax benefits, compared with a loss per diluted share of $0.21 in 2009, that included $0.23 per diluted share of non-recurring expenses.

"2010 was a year characterized by rebounding revenue and continued investment in ATMI's future growth," said Doug Neugold, Chairman, Chief Executive Officer, and President. "Our strong fourth quarter revenue performance is reflective of the strong performance by our key customers and initial commercial success with new cleans products developed with our High Productivity Platform. With several product wins and process of record designations, most notably with our PlanarClean™ post-chemical mechanical planarization product, we are poised to see meaningful new product revenue in 2011."

Tim Carlson, Chief Financial Officer, said, "Our fourth quarter revenue growth over the prior year was driven by our copper-related materials, SDS®, and LifeSciences products. Our expenses for the quarter were a bit higher than prior quarters due primarily to increased costs related to expedited product shipments and the integration and on-going operating expenses associated with the recently acquired Artelis life sciences business."

"We generated $84 million of cash from operations, ending 2010 with over $150 million in cash and marketable securities. Our strong balance sheet and cash generating business model continue to provide us with the flexibility to pursue strategic investments to drive long-term growth."

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, February 2, 2011. A replay of the call will be available for 48 hours at 800.642.1687 (access code 38201152). An audio webcast of the conference call will be available for 30 days on atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI and the ATMI logo, and SDS are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries or both.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2011 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2009, and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

TABLES FOLLOW

ATMI, INC.
SUMMARY STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$ 95,989	$ 84,637	$ 367,256	$ 254,704
Cost of revenues	50,886	46,229	191,248	152,520
Gross profit	45,103	38,408	176,008	102,184
Operating expenses:
Research and development	13,605	8,932	48,645	37,162
Selling, general, and administrative	22,886	18,700	85,425	76,359
Total operating expenses	36,491	27,632	134,070	113,521

Operating income (loss)	8,612	10,776	41,938	(11,337)

Other income (expense), net	5,694	(113)	8,689	(2,319)

Income (loss) before income taxes	14,306	10,663	50,627	(13,656)

Provision (benefit) for income taxes	541	3,694	11,121	(6,996)

Net income (loss)	$ 13,765	$ 6,969	$ 39,506	($ 6,660)

Diluted earnings (loss) per share	$ 0.43	$ 0.22	$ 1.24	($ 0.21)
Weighted average shares outstanding - diluted	32,043	31,895	31,895	31,398

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	December 31, 2010	December 31, 2009
	(Unaudited)
Assets
Cash & marketable securities (1)	$ 127,143	$ 97,388
Accounts receivable, net	54,518	44,184
Inventories, net	62,832	53,761
Other current assets	38,507	38,110
Total current assets	283,000	233,443
Property, plant, and equipment, net	119,053	124,609
Marketable securities, non-current (1)	25,429	10,590
Other assets	106,107	90,321
Total assets	$ 533,589	$ 458,963

Liabilities and stockholders' equity
Accounts payable	$ 21,045	$ 14,788
Other current liabilities	25,692	14,895
Total current liabilities	46,737	29,683
Non-current liabilities	28,427	17,790
Stockholders' equity	458,425	411,490
Total liabilities & stockholders' equity	$ 533,589	$ 458,963

(1) Total cash and marketable securities equaled $152.6 million and $108.0 million at December 31, 2010 and December 31, 2009, respectively.
CONTACT: Dean Hamilton, Director, ATMI Investor Relations &
         Corporate Communications
         203.207.9349, Direct
         203.794.1100 x4202
         dhamilton@atmi.com